Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-203976) on Form S-3 and Registration Statement (No. 333-193833) on Form S-8 of Malibu Boats, Inc. of our reports dated December 5, 2016 and December 3, 2015, relating to our audits of the financial statements of Cobalt Boats, LLC, as of and for the years ended September 30, 2016, 2015 and 2014, respectively, included in this Current Report on Form 8-K/A.

/s/ Allen, Gibbs & Houlick, L.C.
CERTIFIED PUBLIC ACCOUNTANTS
July 11, 2017